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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           People's BancShares, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           RCG Kingston Fund, Ltd.
                           RCG Kingston, L.L.C.
                           Kingston Fund, LP
                           Ramius Capital Group, LLC
                           C4S & Co., LLC
                           Jennings & Gillen
                           D.B. Jennings, Inc.
                           Donald B. Jennings
                           Thomas F. Gillen
                           The Partnership For Bank Capital, L.P.
                           Vincent A. Smyth and Mary E. Smyth
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                              RCG Kingston, L.L.C.
                                Chrysler Center
                           666 Third Ave., 26th Floor
                               New York, NY 10017

                                                                   May 23, 2000

                    TO OUR FELLOW PEOPLE'S BANCSHARES, INC.
                                  SHAREHOLDERS

   By this time, you should have received our proxy statement and the BLUE proxy card to elect our nominees to the board of People's Bancshares, Inc. ("PBKB").

   We hope our message to all our fellow shareholders is clear: IF ELECTED, THE KINGSTON GROUP NOMINEES WILL SEEK TO CAUSE THE BOARD OF DIRECTORS TO RETAIN AN INVESTMENT BANKING FIRM, WHICH WOULD BE CHARGED WITH REVIEWING ALL STRATEGIC ALTERNATIVES AVAILABLE TO PBKB, INCLUDING A SALE OF THE COMPANY.

   Here is the reason why we think it would be in PBKB's shareholders best interest to pursue such alternatives. PBKB has consistently traded at a discount to its peers as illustrated by the table on page two in our proxy statement where PBKB's p/e ratio is compared to that of its peer banks. We believe this is the result of the company's reliance upon a strategy of borrowing funds and purchasing securities. The portfolio of securities at the end of March had an unrealized loss of $48 million compared to the company's shareholders' equity of $39 million.

   In our opinion, investors view PBKB's strategy of leveraging (borrowing funds) and buying securities as risky. This accounts for the sharp discrepancy in valuation between PBKB's shares and its peers. Currently, PBKB is trading at 5.4x's the estimated 2000 earnings for the company of $3.10 per share (based on the closing price of $16 7/8 as of 5/23/00). In contrast, PBKB's peer banks currently trade at an average p/e of 8.6x's estimated 2000 earnings (as of 5/23/00). If the shares of PBKB traded on May 23rd at the average p/e for its peers, the shares would have had a market value of $26.82 per share. THAT'S APPROXIMATELY A 59% PREMIUM TO THE CURRENT MARKET VALUE FOR PBKB'S SHARES!/1/

   With such an obvious gap in valuations levels, we think it is reasonable to question management's reluctance to retain an investment banker to review all strategic alternatives to the company. The basic question it seems to us is: If the market does not value PBKB's shares at a level in line with its peers, then why not find someone who will? OUR NOMINEES INTEND TO MAKE MAXIMIZING SHAREHOLDER VALUE THE PRIMARY GOAL OF THE BUSINESS PLAN OF PBKB.

--------
/1/ As of the closing price of $16 7/8 on 5/23/00.

   Our nominees will bring substantial banking experience to the board. Vincent
A. Smyth is an attorney with his own law firm and was general counsel to Bayside Federal Savings Bank. William G. Foster, Jr., is a consultant to financial institutions with over twenty years of banking experience in asset and liability management with Sovran Financial Corporation and First Florida Banks, Inc. He is also the co-author of a textbook on mortgage-backed securities, the principal type of security PBKB has used to build its large securities portfolio. John R. Kennedy is a CPA and an independent financial consultant with over twenty years of banking experience with Bank of Boston where he rose to Senior Financial Officer--Global Division.

   Lastly, the board's so called "offer" of a single board seat to settle this proxy fight had a condition that we sign a "standstill agreement". We rejected the offer because the company was unwilling to publicly commit to exploring all strategic alternatives and retaining an investment banking firm. In addition, we do not believe that a single director would necessarily ensure an adequate voice for the shareholders who are interested in examining all strategies to maximize shareholder value.

   We make this pledge to you our fellow shareholders: We will not accept greenmail. Nor will we accept any board seats in any settlement of this proxy fight without a public commitment by the company to retain an investment banker to seek all strategic alternatives to maximizing shareholder value.

   Remember, the ultimate decision to sell PBKB rests with the shareholders who must vote their approval before a transaction can be completed. We think the shareholders are entitled to an opportunity to make that decision. Apparently the board feels it is "inappropriate", as stated in the board's letter to us last fall, for shareholders, the rightful owners of the company, to have the opportunity to maximize shareholder value as demonstrated by their reluctance to retain an investment banker to review all strategic alternatives including a sale of the company.

   We ask you to send the board a strong message by voting the BLUE proxy card FOR our nominees. DO NOT RETURN THE WHITE PROXY CARD. IF YOU HAVE ALREADY RETURNED THE WHITE CARD, YOU CAN STILL VOTE THE BLUE PROXY CARD.

   Please read our proxy statement, and if you have any questions or comments, either contact us at the numbers below or our proxy firm, Beacon Hill Partners, Inc. at 800-755-5001.

Sincerely yours,

Thomas F. Gillen                                  Donald B. Jennings
212-845-7942                                      212-845-7941
Fax: 212-845-7997                                 Fax: 212-845-7997
E-Mail: tgillen@ramius.com                        E-Mail: djennings@ramius.com

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